EXHIBIT 10.1

CREDIT AGREEMENT dated as of May 5, 2021 among CITIZENS, INC., as Borrower, THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN, as Guarantors, and REGIONS BANK

TABLE OF CONTENTS

Schedules
Schedule 6.2        Equity Interests and Ownership
Schedule 6.13        Name, Jurisdiction and Tax Identification Numbers
Schedule 8.1        Existing Indebtedness
Schedule 8.2        Existing Liens
Schedule 8.5        Existing Investments
Schedule 10.1        Notice Information
Exhibits
Exhibit 2.1        Form of Funding Notice
Exhibit 2.3        Form of Note
Exhibit 2.6        Form of Conversion/Continuation Notice
Exhibit 7.1(c)        Form of Compliance Certificate
Exhibit 7.11        Form of Guarantor Joinder Agreement

CREDIT AGREEMENT
This CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing from time to time, this “Agreement”) dated as of May 5, 2021 (the “Closing Date”) is entered into by and among CITIZENS, INC., a Colorado corporation (the “Borrower”), the Guarantors (defined herein) and Regions Bank (the “Lender”).
RECITALS:
WHEREAS, the Borrower has requested that the Lender provide TWENTY MILLION DOLLARS ($20,000,000) in credit facilities for the purposes set forth herein; and
WHEREAS, the Lender has agreed to make the requested credit facilities available on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.DEFINITIONS AND INTERPRETATION

Section 1.1Definitions. The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:
“Acquisition” means the acquisition in a single transaction or in a series of related transactions of all or any substantial portion of the property of, or a line of business, product line or division of, another Person or at least a majority of the Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person.
Adjusted LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for an Adjusted LIBO Rate Loan: (a) the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1.00%)) equal to LIBOR or a comparable or successor rate, which rate is approved by the Lender, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) for deposits (for delivery on the first (1st) day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date; (b) in the event the rate referenced in the foregoing clause (a) does not appear on such page or service, or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1.00%)) equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays an average settlement rate for deposits (for delivery on the first (1st) day of such period), with a term equivalent to such period, in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date; or (c) in the event the rates referenced in the foregoing clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1.00%)) equal to quotation rate (or the arithmetic mean of rates) offered to first (1st) class banks in the London interbank market for deposits (for delivery on the first (1st) day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Revolving Loan of the Lender for which the Adjusted LIBO Rate is then being determined, with maturities comparable to such period, as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date. Notwithstanding anything contained herein to the contrary, if, at any time, the Adjusted LIBO Rate is less than three-fourths of one percent (0.75%), then the Adjusted LIBO Rate shall be deemed to be three-fourths of one percent (0.75%) for purposes of this Agreement and the other Credit Documents.
“Adjusted LIBO Rate Loan” means a Revolving Loan bearing interest based on the Adjusted LIBO Rate.
“Affected Financial Institution” means: (a) any EEA Financial Institution; or (b) any UK Financial Institution.
“Affected Loans” means as defined in Section 3.1(b).
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means as defined in the introductory paragraph hereto.
“Annual Financial Statements” means, collectively, that certain audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2020, and those certain related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, including the notes thereto.
“Anti-Assignment Provisions” means, collectively, Sections 9–406, 9–407, 9–408 and 9–409 of the UCC.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act (15 U.S.C. §§–78dd-1, et seq.) the UK Bribery Act of 2010, and all other Applicable Laws of any jurisdiction applicable to any Credit Party, or any of its Affiliates, from time to time concerning, or relating to, bribery or corruption.
“Applicable Laws” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.
“Applicable Margin” means (a) with respect to LIBOR Loans, 2.75% per annum; (b) with respect to Base Rate Loans, 1.75% per annum and (c) with respect to the Commitment Fee, 0.375% per annum.
“Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D, as in effect from time to time) under regulations issued from time to time by the Federal Reserve Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to: (a) any category of liabilities that includes deposits by reference to which the applicable Adjusted LIBO Rate or any other interest rate of a Revolving Loan is to be determined; or (b) any category of extensions of credit or other assets that includes Adjusted LIBO Rate Loans or Base Rate Loans determined by reference to the LIBO Index Rate. Adjusted LIBO Rate Loans and Base Rate Loans determined by reference to the LIBO Index Rate shall each be deemed to constitute Eurocurrency liabilities, and, as such, shall be deemed to be subject to reserve requirements without benefit of credit for pro-ration, exception or offsets that may be available from time to time to the Lender. The rate of interest on Adjusted LIBO Rate Loans and Base Rate Loans determined by reference to the LIBO Index Rate shall be adjusted automatically on, and as of, the effective date of any change in the Applicable Reserve Requirement.
“Asset Sale” means a sale, lease, Sale and Leaseback Transaction, assignment, conveyance, exclusive license (as licensor), Securitization Transaction, transfer, or other disposition of any Property to, or any exchange of Property with, any Person, in a single transaction or a series of related transactions, of all, or any part, of any Credit Party’s or Subsidiary’s business or Property of any kind, whether real, personal or mixed, and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including, without limitation, the Equity Interests in any Subsidiary, other than: (a) dispositions of surplus, obsolete or worn-out Property, or Property no longer used or useful in the business of the Credit Parties and Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business; (b) dispositions of inventory sold or rights in Intellectual Property licensed, in each case of the foregoing, in the ordinary course of business; (c) dispositions of accounts receivable or payment intangibles (each, as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (d) dispositions of Cash Equivalents in the ordinary course of business; (e) Involuntary Dispositions, and (f) licenses, sub-licenses, leases, or sub-leases granted to any third-parties in arm’s-length commercial transactions in the ordinary course of business that do not interfere, in any material respect, with the business(es) of the Borrower or any of its Subsidiaries.
“Attributable Principal Amount” means: (a) in the case of Capital Leases, the amount of Capital Lease Obligations determined in accordance with GAAP (subject to the provisions in Section 1.2 hereof); (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder, as if such Synthetic Lease were a Capital Lease determined in accordance with GAAP (subject to the provisions in Section 1.2 hereof); (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Lender in its reasonable judgment; and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP (subject to the provisions in Section 1.2 hereof) at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer.
“Bankruptcy Code” means Title 11 of the U.S. Code entitled “Bankruptcy”, as amended and in effect from time to time, or any successor statute.
“Base Rate” means, as of any date of determination, a rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day; (b) the Federal Funds Effective Rate in effect on such day, plus one-half of one percent (0.50%); and (c) the LIBO Index Rate in effect on such day, plus one percent (1.00%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Index Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Index Rate, as the case may be. Notwithstanding anything to the contrary in the foregoing, if, at any time, the Base Rate is less than three-fourths of one percent (0.75%) per annum, then such rate shall be deemed to be three-fourths of one percent (0.75%) per annum for all purposes of this Agreement and the other Credit Documents.

“Base Rate Loan” means a Revolving Loan bearing interest at a rate determined by reference to the Base Rate.
“Benefit Plan” means any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in, and subject to, Section 4975 of the Internal Revenue Code; or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA, or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Bermuda Keep Well Agreement” means that certain Keep Well Agreement, dated as of April 15, 2021, by and between the Borrower and CICA Life, Ltd, a Bermuda exempted limited liability company.
“Borrower” means as defined in the introductory paragraph hereto.
“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type of Revolving Loan and, in the case of Adjusted LIBO Rate Loans, having the same Interest Period.
“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in such state are authorized or required by Applicable Law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBO Rate and Adjusted LIBO Rate Loans (and, in the case of determinations, the LIBO Index Rate and any Base Rate Loans based on the LIBO Index Rate), the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease” means, for any Person, any lease (or other arrangement conveying the right to use) of any Property (whether real, personal or mixed) by that Person, as lessee, that, in conformity with GAAP, is, or is required to be, accounted for as a capitalized lease or financing lease on the balance sheet of such Person (subject to the provisions of Section 1.2 hereof).
“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent and/or other amounts under any Capital Lease, and the amount of such obligations shall, for purposes of this Agreement and the other Credit Documents, be deemed to be the capitalized amount thereof, as determined in accordance with GAAP (subject to the provisions in Section 1.2 hereof).
“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by the Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than One-Hundred Million Dollars ($100,000,000); and

(e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than Five-Hundred Million Dollars ($500,000,000), and (iii) has the highest rating obtainable from either S&P or Moody’s.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law, or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and/or directives promulgated thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Change of Control” means an event or series of events by which:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals:
(i)who were members of that board or equivalent governing body on the first day of such period;
(ii)whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(iii)whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means as defined in the introductory paragraph hereto.
“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.
“Collateral Access Agreement” means a landlord waiver, landlord consent, landlord lien subordination, or bailee agreement, as applicable, granted to, and in form and substance reasonably acceptable to, the Lender.
“Collateral Documents” means, collectively, the Security Agreement, all Collateral Access Agreements, and all other instruments, security agreements, mortgages and other documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Lender a Lien on any property of any Credit Party as security for the Obligations, or to perfect any such Lien under the UCC (or equivalent Applicable Law in any foreign jurisdiction).
“Commitment Fee” means as defined in Section 2.8(b).
“Commitments” means the Revolving Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §–1 et seq.), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the U.S. Commodity Futures Trading Commission) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 7.1(c).
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Total Debt as of such date; to (b) the sum of (i) Consolidated Total Debt as of such date plus (ii) Consolidated Net Worth as of such date.
“Consolidated Net Income” means, for any period of measurement, for the Borrower and its Subsidiaries (including or excluding Regulated Subsidiaries of the Borrower, as so specified in the relevant instance of calculation) determined on a consolidated basis, the net income of the Borrower and such Subsidiaries for that period, as determined in accordance with GAAP.
“Consolidated Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries (including, for the avoidance of doubt, Regulated Subsidiaries), determined on a consolidated basis, (a) Shareholders’ Equity of the Borrower and its Subsidiaries (including, for the avoidance of doubt, Regulated Subsidiaries) on that date, less (b) accumulated other comprehensive income.
“Consolidated Tangible Assets” means, as of any date of determination, the book value of total assets of the Borrower and its Subsidiaries (other than Regulated Subsidiaries) on a consolidated basis, as determined in accordance with GAAP, excluding assets that are considered to be intangible assets under GAAP (including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises and licenses).

“Consolidated Total Debt” means, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding (a) Indebtedness of the types described in clause (b) of the definition thereof, and (b) solely in respect of Indebtedness of the types described in clause (b) of the definition of Indebtedness, clause (c) of the definition thereof.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.6.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of this Agreement, the Note, each Collateral Document, each Compliance Certificate, each Guarantor Joinder Agreement, each other document, instrument, certificate or agreement that the Borrower and the Lender designate in writing as a “Credit Document”, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of the Lender in connection herewith or therewith (but specifically excluding any Swap Agreements and Treasury Management Agreements with the Lender or an Affiliate of the Lender).
“Credit Extension” means the making or continuing of a Revolving Loan, as the case may be.
“Credit Parties” means the Borrower and the Guarantors.
“Debt Transaction” means, with respect to any Credit Party or Subsidiary, any sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Funded Debt permitted to be incurred pursuant to Section 8.1.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to the sum of: (a) (i) with respect to (A) any Base Rate Loans (other than Base Rate Loans referencing the LIBO Index Rate), the Base Rate, (B) any Base Rate Loans referencing the LIBO Index Rate, the LIBO Index Rate, and (C) any Adjusted LIBO Rate Loans, the Adjusted LIBO Rate, in each case of the foregoing clauses (a)(i)(A) through (a)(i)(C), plus the

Applicable Margin, if any, applicable to such Revolving Loans, and (ii) with respect to any Obligations other than Base Rate Loans and LIBOR Loans, the Base Rate plus (to the extent applicable) the Applicable Margin applicable to such Obligations; plus (b) two percent (2.00%) per annum.
“Dollars” and the sign “$” mean the lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is incorporated, organized or formed (as the case may be) under the laws of the United States, any state, district or other political subdivision thereof, or the District of Columbia.
“Earn Out Obligations” means, with respect to an Acquisition, all obligations of any Credit Party or Subsidiary to make earn out payments based on the achievement of specified financial results over time (but excluding, for the avoidance of doubt, purchase price adjustments, working capital adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligations at the time of determination shall be the aggregate amount, if any, of such Earn Out Obligations that are required at such time under GAAP to be recognized as liabilities on the consolidated balance sheet of the Borrower and its Subsidiaries.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Claim” means any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise) by any Person arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future federal or state (or any subdivision of either of them) statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other written requirements of Governmental Authorities relating to: (a)  any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c)  protection of human health and the environment from pollution, in any manner applicable to any Credit Party or Subsidiary, or any of their respective Properties and/or Facilities.
“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries, to the extent directly or indirectly resulting from, or based upon: (a) any actual or alleged violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) any actual or alleged exposure to any Hazardous Materials; (d) the Release or threatened Release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which any liability is assumed or imposed on the Borrower or any Subsidiary with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity Transaction” means, with respect to the Borrower or any of its Subsidiaries, the issuance or sale by the Borrower or such Subsidiary of any shares, units or other denomination of its Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the U.S. Department of Labor) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.
“ERISA Affiliate” means, as applied to any Person: (a) any corporation that is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) of which such Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Internal Revenue Code) of which that Person is a member; and (c) any member of an affiliated service group (within the meaning of Section 414(m) or Section 414(o) of the Internal Revenue Code) of which that Person, any corporation described in the foregoing clause (a), or any trade or business described in the foregoing clause (b), is a member.
“ERISA Event” means: (a) the occurrence of any “reportable event” (within the meaning of Section 4043 of ERISA and the regulations issued thereunder) with respect to any Pension Plan (but excluding any Pension Plan in respect of which notice to the PBGC has been waived pursuant to Applicable Law); (b) any failure by any Credit Party, Subsidiary or ERISA Affiliate to (i) meet the “minimum funding standard” set forth in Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), (ii) by the due date therefor, make any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan, or (iii) by the due date therefor, make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Pension Plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability pursuant to Section 4063 or 4064 of ERISA; (e) (i) the institution by the PBGC of proceedings to terminate any Pension Plan, (ii) the occurrence of any event or condition that is reasonably likely (in the determination of the Lender) to constitute grounds under ERISA for the termination of any Pension Plan, or (iii) the appointment of a trustee to administer any Pension Plan; (f) the imposition of any liability pursuant to Section 4062(e) and/or Section 4069 of ERISA, or by reason of the application of Section 4212(c) of ERISA, in each case of the foregoing, that is reasonably likely to result in a Material Adverse Effect; (g) (i) the complete or partial withdrawal (within the meaning of Section 4203 and Section 4205 of ERISA) of any Credit Party, Subsidiary or ERISA Affiliate from any Multiemployer Plan, if such withdrawal is reasonably likely to result in a Material Adverse Effect, or (ii) the receipt by any Credit Party, Subsidiary or ERISA Affiliate of notice from any Multiemployer Plan that such Multiemployer Plan (A) is in insolvency pursuant to Section 4241 or Section 4245 of ERISA, (B) is in “critical” or “endangered” status (within the meaning of Section 305 of ERISA), or (C) intends to or will terminate, or has been terminated, under Section 4041A or Section 4042A of ERISA, in each case of the foregoing clauses (g)(ii)(A) through (g)(ii)(C), if such insolvency, status or (actual or anticipated) termination is reasonably likely (in the determination of the Lender) to result in any material liability to any Credit Party, Subsidiary or ERISA Affiliate; (h) the imposition of fines, penalties, taxes and/or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), Section 502(i), Section 502(l) or Section 4071 of ERISA, in each case, in respect of any Pension Plan, if such fines, penalties, taxes and/or related charges are reasonably likely to result in a Material Adverse Effect; (i) the assertion of any claim (other than routine claims for benefits and funding obligations in the ordinary course) against (A) any Pension Plan other than a Multiemployer Plan, (B) any Property of any Pension Plan referred to in the foregoing clause (i)(A), or (C) any other Person that sponsors or maintains any Pension Plan in connection with such Pension Plan, in each case of the foregoing clause (i)(A) through (i)(C), that is reasonably likely to result in a Material Adverse Effect; (j) (i) the receipt by any Credit Party, Subsidiary or ERISA Affiliate of a final, written determination from the IRS of the failure of any Pension Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code to be qualified under Section 401(a) of the Internal Revenue Code, or (ii) the failure of any trust forming part of any such Pension Plan referred to in the foregoing clause (j)(i) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a Lien on any Property of any Credit Party, Subsidiary or ERISA Affiliate pursuant to Section 430(k) of the Internal Revenue Code or pursuant to either Section 303(k) or Section 4068 of ERISA.
“Event of Default” means as defined in Section 9.1.
“Exchange Act” means as defined in Section 8.9.
“Excluded Property” means, with respect to each Credit Party, including, without limitation, any Person that becomes a Credit Party after the Closing Date as contemplated by Section 7.14, (a) any Real Estate Asset owned in fee or leased by a Credit Party, (b) any personal Property (including, without limitation, any Intellectual Property or any Subsidiary, motor vehicles and/or airplanes) in respect of which perfection of a Lien is not (i) governed by the UCC, (ii) effectuated either by (A) the filing of a UCC financing statement, and/or (B) appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, or (iii) effected by the retention of stock and/or unit certificate(s) and associated stock power(s) duly executed in blank, (c) the Equity Interests of any direct or indirect Foreign Subsidiary or a Regulated Subsidiary of the Borrower or any other Credit Party, (d) any Property which, subject to the terms of Section 8.1(e), is subject to a Lien of the type described in Section 8.2(f) pursuant to documents that prohibit the applicable Credit Party from granting any other Liens in such Property, (e) any Property solely to the extent that the grant of a security interest therein would (i) violate any Applicable Laws, (ii) require a consent that has not been obtained from any third party (whether under a contractual obligation, pursuant to an Applicable Law, or otherwise), including, without limitation, any Governmental Authority; provided that if requested by the Lender, the Credit Parties shall have made commercially reasonable efforts to obtain such consent, or (iii) constitute a breach of or a default under, or result in the termination or invalidation of, or provide any party thereto with a right to terminate or invalidate, any contractual obligation evidencing, or giving rise to, such Property; provided, that, any such contractual obligation referred to in this clause (e)(iii) (A) is not incurred in contemplation of (I) the owning entity’s becoming a Credit Party or Subsidiary, or (II) the entry of such owning entity into any of the Credit Documents, and (B) is otherwise permitted under this Agreement and the other Credit Documents, in each case of the foregoing clauses (A) and (B), other than to the extent that any such term would be rendered ineffective pursuant to the Anti-Assignment Provisions or any other Applicable Law or principles of equity, (f) any certificates, licenses and other authorizations issued by any Governmental Authority, to the extent that Applicable Laws prohibit the granting of a security interest therein, (g) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under Applicable Laws, and (h) any proceeds and products of any and all of the Property referred to in the foregoing clauses (a) through (g) solely to the extent that such proceeds and products would constitute Property of any of the types described in the foregoing clauses (a) through (g); provided, that, the security interest granted to the Lender under the Security Agreement or any other Credit Document shall attach immediately to any Property of any Obligor (as defined in the Security Agreement) at such time as such Property ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses (a) through (h).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Person of, or the grant under a Credit Document by such Person of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.8 hereof and any and all guarantees of such Person’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Person or grant by such Person of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or security interest becomes illegal.
“Facility” means any real property including all buildings, fixtures or other improvements located on such real property now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors.
“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate on such day on such transactions as determined by the Lender. Notwithstanding anything to the contrary in the foregoing, if, at any time, the Federal Funds Effective Rate is less than three-fourths of one percent

(0.75%) per annum, then such rate shall be deemed to be three-fourths of one percent (0.75%) per annum for all purposes of this Agreement and the other Credit Documents.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or other financial officer of substantially equivalent title and authority) of the Borrower that such financial statements present fairly, in all material respects, the financial condition of the Credit Parties and Subsidiaries as of the date(s) indicated therein, together with the results of operations and cash flows of the Credit Parties and Subsidiaries for the period(s) covered thereby, subject only to changes resulting from audit and normal year-end accounting adjustments.
“Fiscal Month” means any fiscal month of any Fiscal Year.
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments but specifically excluding trade payables incurred in the ordinary course of business; (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) calendar days after the date on which such trade account payable was created), including, without limitation, any Earn Out Obligations recognized as a liability on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP; (c) all obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties); (d) the Attributable Principal Amount of Capital Leases, Synthetic Leases, Securitization Transactions and Sale and Leaseback Transactions; (e) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments; (f) all Funded Debt of others secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, any Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees in respect of Funded Debt of another Person; and (h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof. For purposes hereof, the amount of Funded Debt shall be determined (x) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (y) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (z) based on the amount of Funded Debt that is the subject of the Guarantees in the case of Guarantees under clause (f).
“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means, as of any date of determination, accounting principles generally accepted in the United States and applied on a consistent basis as in effect on such date, subject to the limitations on the application thereof set forth in Section 1.2.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means the government of the United States or any other nation, or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital, or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor, so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring, in any other manner, the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof, or to protect such obligee against loss (in whole or in part) in respect thereof; or (b) any Lien on any Property of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or, if not stated or determinable, the maximum reasonably anticipated liability (as determined by the guaranteeing Person in good faith) in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” means as defined in Section 4.1.
“Guarantor Joinder Agreement” means a guarantor joinder agreement substantially in the form of Exhibit 7.11 or such other documents as the Lender shall deem appropriate for such purpose.
“Guarantors” means (a) with respect to all Obligations, each Person identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.11, (b) with respect to Obligations under Swap Agreements and Treasury Management Agreements with the Lender or an Affiliate of the Lender and Swap Obligations of a Specified Credit Party (determined before giving effect to Sections 4.1 and 4.8) under the Guaranty, the Borrower, and (c) in each case, their successors and permitted assigns. For the avoidance of doubt, there are no Guarantors as of the Closing Date.

“Guaranty” means the Guarantee made by the Guarantors pursuant to Section 4.
“Hazardous Materials” means any hazardous substances defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 USCA 9601, et. seq., as amended, including any hazardous waste as defined under 40 C.F.R. Parts 260-270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedging Transaction” of any Person means: (a) any transaction (including, without limitation, an agreement with respect to any such transaction) now existing, or hereafter entered into, by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including, without limitation, any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by, or subject to, any Master Agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Master Agreement, including any such obligations or liabilities under any Master Agreement.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to the Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (Pub. L. §–94–435), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the U.S. Federal Trade Commission and the U.S. Department of Justice) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all Funded Debt; (b) net obligations under any Swap Agreement (with the amount of such Indebtedness being determined based on the applicable Swap Termination Value at such time); (c) all Guarantees in respect of Indebtedness of another Person; and (d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnitee” means as defined in Section 10.2(b).
“Index Rate” means, for any Index Rate Determination Date with respect to any Base Rate Loans determined by reference to the Index Rate: (a) the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (0.16%)) equal to LIBOR as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) for deposits in Dollars with a term equivalent to one (1) calendar month, determined as of approximately 11:00 a.m. (London, England time) on the date that is two (2) Business Days prior to such Index Rate Determination Date; or (b) in the event that the rate referred to in the foregoing clause (a) does not appear on such page or service, or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (0.16%)) equal to the rate determined by the Lender to be the offered rate on such other page or service that displays an average settlement rate for deposits in Dollars with a term equivalent to one (1) calendar month, determined as of approximately 11:00 a.m. (London, England time) on the date that is two (2) Business Days prior to such Index Rate Determination Date. Notwithstanding anything to the contrary in the foregoing, if, at any time, the Index Rate is less than three-fourths of one percent (0.75%) per annum, then such rate shall be deemed to be three-fourths of one percent (0.75%) per annum for all purposes of this Agreement and the other Credit Documents.
“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month ending thereafter; provided, however, that, solely for purposes of the definition of Base Rate, Index Rate Determination Date means the date of determination of the Base Rate.
“Insurance Regulatory Authority” means, with respect to any Regulated Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Regulated Subsidiary, in each other jurisdiction in which such Regulated Subsidiary conducts business or is licensed to conduct business.
“Intellectual Property” means all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises related to intellectual property, licenses related to intellectual property and other intellectual property rights.
“Interest Payment Date” means with respect to (a) any Base Rate Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the final maturity date of such Revolving Loan; and (b) any Adjusted LIBO Rate Loan, the last day of each Interest Period applicable to such Revolving Loan; provided that, in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.
“Interest Period” means, in connection with an Adjusted LIBO Rate Loan, an interest period of one (1), three (3) or six (6) months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/
Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Maturity Date.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986 (U.S.C. Title 26), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the U.S. Internal Revenue Service) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. §§–80a-1, 80a-64 et seq.), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the SEC) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.
“Involuntary Disposition” means the receipt by any Credit Party or Subsidiary of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its property.
“Lender” means as defined in the introductory paragraph hereto.
“LIBO Index Rate” means, for any Index Rate Determination Date with respect to any Base Rate Loans determined by reference to the LIBO Index Rate, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to (a) the LIBOR or a comparable or successor rate, which rate is approved by the Lender, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Lender to be the offered rate on such other page or other service which displays an average settlement rate for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent

(1/16 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits in Dollars of amounts in same day funds comparable to the principal amount of the applicable Revolving Loan of the Lender for which the LIBO Index Rate is then being determined with maturities comparable to one (1) month as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date. Notwithstanding anything contained herein to the contrary, the LIBO Index Rate shall not be less than three-fourths of one percent (0.75%).
“LIBOR” means the London Interbank Offered Rate.
“LIBOR Loan” means a Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate or LIBO Index Rate (including a Base Rate Loan referencing the LIBO Index Rate), as applicable.
“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interest.
“Liquidity” means, as of any date of determination, (a) available and unencumbered cash held by the Borrower in deposit accounts domiciled in the United States, plus (b) the fair market value of available and unencumbered Cash Equivalents owned by the Borrower and held in securities accounts domiciled in the United States, plus (c) (i) the fair market value of available and unencumbered investment grade, fixed income securities owned by the Borrower and held in securities accounts domiciled in the United States, less (ii) for as long as the Bermuda Keep Well Agreement is required by the applicable Insurance Regulatory Authority to be in effect, fifty percent (50%) of the aggregate amount of all obligations thereunder (which shall be deemed, in any event, not to be less than Five Million Dollars ($5,000,000)). For the avoidance of doubt, in the event the Bermuda Keep Well Agreement is no longer required by the applicable Insurance Regulatory Authority and is terminated or not renewed as a result of no longer being required by such Insurance Regulatory Authority, the amount set forth in clause (c)(ii) above shall be Zero Dollars ($0).
“Margin Stock” means as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time, and any successor regulations.
“Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any executed master agreement based on such form, any International Foreign Exchange Master Agreement, or any other master agreement relating to the documentation of, or entered into in connection with, any Hedging Transactions (any such master agreement, together with any related schedules and/or annexes thereto).
“Material Adverse Effect” means any effect, event, condition, action, omission, change or state of facts that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a material adverse effect with respect to (a) the business operations, properties, assets or financial condition of the Credit Parties and Subsidiaries taken as a whole; (b) the ability of any Credit Party, to fully and timely perform its obligations under the Credit Documents; (c) the legality, validity, binding effect or enforceability against a Credit Party of any Credit Document to which it is a party; (d) the value of the whole or any material part of the Collateral or the priority of Liens in favor of the Lender in the whole or any material part of the Collateral; or (e) the rights, remedies and benefits available to, or conferred upon, the Lender under any Credit Document.
“Material Contract” means any contractual obligation to which any Credit Party or any of their Subsidiaries, or any of their respective assets, are bound (other than those evidenced by the Credit Documents) pursuant to which (a) any Credit Party or any of its Subsidiaries are obligated to make payments in any twelve (12) month period of Five Million Dollars ($5,000,000) or more, (b) any Credit Party or any of its Subsidiaries expects to receive revenue in any twelve (12) month period of Five Million Dollars ($5,000,000) or more, or (c) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.
“Maturity Date” means May 5, 2024; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Moody’s” means Moody’s Investor Services, Inc.
“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 3(37) of ERISA) that is (or is required to be) sponsored, maintained and/or contributed to by any Credit Party or Subsidiary or any of their respective ERISA Affiliates.
“NAIC” has the meaning set forth in the definition of “Qualifying Reinsurer”.
“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any Credit Party or Subsidiary in connection with any Asset Sale net of (a) direct costs incurred or estimated costs for which reserves are maintained in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts), (b) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof and (c) the amount required to retire any Indebtedness secured by a Permitted Lien on the related property and/or assets. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any Credit Party or Subsidiary in any Asset Sale.
“Non-Qualifying Reinsurer” means any reinsurer that is not a Qualifying Reinsurer.
“Note” means a promissory note in the form of Exhibit 2.3.
“Obligations” means all obligations, indebtedness and other liabilities of every nature of each Credit Party and any Subsidiary from time to time owed to the Lender or an Affiliate of the Lender under any Credit Document or under any Swap Agreement or Treasury Management Agreement with the Lender or an Affiliate of the Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party or such Subsidiary, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party or such Subsidiary for such interest in the related bankruptcy proceeding), payments for early termination of Swap Agreements, fees, expenses, indemnification or otherwise; provided, however, that the “Obligations” of a Credit Party or a Subsidiary shall exclude any Excluded Swap Obligations with respect to such Person.
“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Outstanding Amount” means with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. §–107–56), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the U.S. Department of Justice or the U.S. Department of Homeland Security) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.
“PBGC” means the U.S. Pension Benefit Guaranty Corporation, as referred to and defined in ERISA, and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or Subsidiary or any of their respective ERISA Affiliates.
“Permitted Liens” means as defined in Section 8.2.
“Permitted Refinancing” means any extension, renewal or replacement of any existing Indebtedness so long as any such renewal, refinancing and extension of such Indebtedness:
(a)has market terms and conditions;
(b)has an average life to maturity that is greater than that of the Indebtedness being extended, renewed or refinanced;
(c)does not include an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced (unless such obligor is also a Guarantor with respect to Obligations);
(d)remains subordinated, if the Indebtedness being refinanced or extended was subordinated to the prior payment of the Obligations;
(e)does not exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus reasonable fees and expenses, premiums and penalties incurred in connection therewith; and
(f)is not incurred, created or assumed, if any Default or Event of Default then exists or would arise therefrom.

“Person” means any natural person or individual, corporation, limited liability company, trust, joint venture, association, company, firm, partnership (whether a general partnership, a limited partnership or otherwise), Governmental Authority, or other entity.
“Prime Rate” means the per annum rate which the Lender publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Lender’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.
“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.6 (including for purposes of determining the Applicable Margin), that any Asset Sale, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four (4) consecutive Fiscal Quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.1(a) or (b). In connection with the foregoing, (a) (i) with respect to any Asset Sale, income statement and cash flow statement items (whether positive or negative) attributable to the property and/or assets disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) with respect to any Acquisition, income statement items (whether positive or negative) attributable to the Persons or property acquired shall be included to the extent relating to any period applicable to such calculations, in each case with respect to the foregoing clauses (a)(i) and (a)(ii) to the extent (A) such items are not otherwise included in such income statement items for the Credit Parties and Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information satisfactory to the Lender and (b) any Indebtedness incurred or assumed by the any Credit Party or Subsidiary (including the Person or property and/or assets acquired) in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that, at the time the Guaranty (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding Ten Million Dollars ($10,000,000) or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying Reinsurer” means (a) any Person (which may include Affiliates of any Credit Party) providing reinsurance services with at least an “A–” financial strength rating from A.M. Best Company (or any successor in interest thereto), or (b) any Person (which may include Affiliates of any Credit Party) providing reinsurance services that has collateralized its obligations to the Regulated Subsidiaries at a level consistent with the National Association of Insurance Commissioners’ (“NAIC”) requirements for credit on Schedule F of the statutory financial statements of the Regulated Subsidiaries.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by the Borrower or any of its Subsidiaries in any real property.

“Regulated Subsidiary” means (a) any direct or indirect Subsidiary of the Borrower: (i) that is a risk retention entity subject to regulation by a Governmental Authority and/or required by Applicable Laws to utilize statutory accounting principles and submit them to a Governmental Authority, and (ii) with respect to which the Lender has received prior written notification that such Domestic Subsidiary constitutes a Regulated Subsidiary or (b) any Subsidiary of a Regulated Subsidiary.
“Related Parties” means, with respect to any Person, such Person’s Affiliates, together with the respective partners, directors, officers, employees, agents, trustees, administrators, managers, partners, advisors, legal counsel, consultants, and other representatives of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Restricted Payment” means: (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant, or other right to acquire any such dividend or other distribution or payment; (b) any payment of management fees, transaction-based fees, or similar fees to any Person holding Equity Interests in any Credit Party or Subsidiary, or any Affiliate thereof to the extent that any such payments do not reduce Consolidated Net Income; and (c) any setting apart of funds or property and/or assets in respect of any of the foregoing.
“Revolving Commitment” means the commitment of the Lender to make Revolving Loans hereunder. The amount of the Revolving Commitment as of the Closing Date is Twenty Million Dollars ($20,000,000).
“Revolving Commitment Period” means the period from, and including, the Closing Date to, but excluding, the earlier of (a) the Maturity Date and (b) the date on which the Revolving Commitment shall have been terminated as provided herein.
“Revolving Loan” means as defined in Section 2.1(a).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Corporation.
“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctions” means as defined in Section 6.14(d).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. §–78a et seq.), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the SEC) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.
“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement (e.g., stock appreciation rights), options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.
“Security Agreement” means that certain pledge and security agreement dated as of the Closing Date executed by the Credit Parties in favor of the Lender.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries (including, for the avoidance of doubt, Regulated Subsidiaries) as of such date, determined in accordance with GAAP.
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Acceleration Event of Default” means an Event of Default pursuant to Section 9.1(f) or Section 9.1(g).
“Specified Credit Party” means, each Credit Party that is, at the time on which the Guaranty (or grant of the relevant security interest) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.
“Specified Disposition” means as defined in Section 8.7.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.
“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Master Agreement, including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means with respect to any Credit Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Lender or any Affiliate of the Lender).
“Synthetic Lease” means a lease transaction under which the parties intend that: (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended; and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans.
“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
“Type” means as defined in Section 2.1(a).
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” or “U.S.” means the United States of America.
“Upfront Fee” means as defined in Section 2.8(a).
Section 1.2Accounting Terms.

(a)Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lender pursuant to this Agreement shall be prepared in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Borrower or the Lender shall object in writing to determining compliance based on such change, then the Borrower and the Lender shall negotiate in good faith to amend such financial covenant or requirement to preserve the original intent thereof in light of such change to GAAP; provided that until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to this Agreement as to which no such objection has been made.
(b)Calculations. Notwithstanding anything to the contrary above, the parties hereto acknowledge and agree that all calculations of the financial covenants set forth herein, including for purposes of determining the Applicable Margin, shall be made on a Pro Forma Basis.
(c)FASB ASC 825 and FASB ASC 470-20. Notwithstanding anything to the contrary in the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of each Credit Party and Subsidiary shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.3Rules of Interpretation.

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from, and including,”, and the word “to” shall mean “to, but excluding,”. Unless the context otherwise requires: (i) any definition of, or reference to, any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed, or as it may from time to time be amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing, as applicable (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, increases, extensions, refinancings, renewals, replacements, and/or other written modifications as set forth herein or in any other Credit Document); (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; (iii) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety, and not to any particular provision hereof or thereof; (iv) all references in a Credit Document to Sections, Exhibits, Annexes, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Annexes, Appendices and Schedules to, the Credit Document in which such references appear; (v) all references contained in a Section to clauses or definitions occurring “above” or “below” shall refer to the applicable clause of, or definition set forth in, such Section, and all general references contained in a Section or clause thereof to “the above” or “the below” shall refer, collectively, to all provisions of such Section or clause, as the case may be, occurring prior to or after, as applicable, the occurrence of such general reference; (vi) all references herein to sums denominated in Dollars or dollars, or with the symbol “$”, refer to the lawful currency of the United States, unless such reference specifically identifies another currency; (vii) any definition of, or reference to, any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting any such law, and any reference to, or definition of, any such law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified and/or supplemented from time to time; and (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of, or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture, or any other like term shall also constitute such a Person).
(c)Unless otherwise indicated, all references herein to a specific time of day shall be construed to refer to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be.

Section 2. REVOLVING LOANS

Section 2.1Revolving Loans.
(a)Revolving Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (“Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate amount not to exceed the Revolving Commitment; provided that after giving effect to the making of any Revolving Loan, the Total Revolving Outstandings shall not exceed the Revolving Commitment. The Revolving Loans may consist of Base Rate Loans or Adjusted LIBO Rate Loans (each, a “Type” of Revolving Loan), or a combination thereof, as the Borrower may request. Amounts borrowed pursuant to this Section 2.1(a) may be repaid without premium or penalty (subject to Section 3.1(c)) and, subject to the terms and conditions set forth herein, re-borrowed during the Revolving Commitment Period.
(b)[Reserved].
(c)Mechanics for Revolving Loans.
(i)All Revolving Loans shall be made in an aggregate minimum principal amount of Five-Hundred Thousand Dollars ($500,000) and integral multiples of One-Hundred Thousand Dollars ($100,000) in excess thereof.
(ii)The Borrower shall request a Revolving Loan by delivering to the Lender a fully executed Funding Notice no later than (x) 2:00 p.m. on the date that is at least three (3) Business Days prior to the proposed Credit Date in the case of an Adjusted LIBO Rate Loan and (y) 2:00 p.m. on the date that is at least one (1) Business Day prior to the proposed Credit Date in the case of a Base Rate Loan. Except as otherwise provided herein, any Funding Notice in respect of an Adjusted LIBO Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date.
(iii)Upon satisfaction of the conditions precedent specified herein (including, without limitation, Section 5.2(d)), the Lender shall make the proceeds of the requested Credit Extension available to the Borrower on the applicable Credit Date by crediting the account of the Borrower at the Lender or such other account as may be designated in writing to the Lender by the Borrower and approved by the Lender.
Section 2.2[Reserved].

Section 2.3Evidence of Debt; Lender’s Books and Records; Note.

(a)Lender’s Evidence of Debt. The Lender shall maintain on its internal records an account or accounts evidencing the Obligations, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Obligations.
(b)Note. The Borrower shall execute and deliver to the Lender a Note to evidence the Revolving Loans.

Section 2.4Scheduled Principal Payments. The principal amount of Revolving Loans shall be due and payable in full on the Maturity Date.

Section 2.5Interest on Revolving Loans.

(a)Except as otherwise set forth herein, each Revolving Loan shall bear interest on the unpaid principal amount thereof from, and including, the date made to, and including, the date of repayment thereof as follows: (i) if a Base Rate Loan, the Base Rate plus the Applicable Margin; or (ii) if an Adjusted LIBO Rate Loan, the Adjusted LIBO Rate plus the Applicable Margin.
(b)The basis for determining the rate of interest with respect to any Revolving Loan, and the Interest Period with respect to any Adjusted LIBO Rate Loan, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Revolving Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Lender in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Revolving Loan is an Adjusted LIBO Rate Loan, such Revolving Loan shall become a Base Rate Loan and (ii) if such Revolving Loan is a Base Rate Loan, such Revolving Loan shall remain a Base Rate Loan.
(c)In connection with Adjusted LIBO Rate Loans, there shall be no more than six (6) Interest Periods outstanding at any time. In the event the Borrower fails to specify an Interest Period for any Adjusted LIBO Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date and each Index Rate Determination Date, the Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon the Borrower) the interest rate that shall apply to each LIBOR Loan for which an interest rate is then being determined (and for the applicable Interest Period in the case of Adjusted LIBO Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower.
(d)Interest payable pursuant to this Section 2.5 shall be computed on the basis of (i) for interest at the Base Rate (including Base Rate Loans determined by reference to the LIBO Index Rate), a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and (ii) for all other computations of fees and interest, a year of three hundred sixty (360) days, in each case for the actual number of days elapsed in the period during which it accrues.
(e)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws, automatically and without further action by the Lender) an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection (e) shall not limit the rights of the Lender under any other provision of this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations.
(f)Except as otherwise set forth herein, interest on each Revolving Loan shall accrue on a daily basis and shall be payable in arrears on and to (i) each Interest Payment Date applicable to that

Revolving Loan; (ii) upon any prepayment of that Revolving Loan (other than a voluntary prepayment of a Revolving Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including on the Maturity Date.
Section 2.6Conversion/Continuation.

(a)The Borrower shall have the option, subject to Section 3.1(c) in the case of the conversion of an Adjusted LIBO Rate Loan prior to the end of the applicable Interest Period: (i) to convert at any time all or any part of any Revolving Loan in a principal amount equal to One-Hundred Thousand Dollars ($100,000) and integral multiples of Fifty Thousand Dollars ($50,000) in excess thereof, from one Type of Revolving Loan to another Type of Revolving Loan, or (ii) upon the expiration of any Interest Period applicable to any Adjusted LIBO Rate Loan, to continue all or any portion of such Revolving Loan as an Adjusted LIBO Rate Loan.
(b)The Borrower shall deliver a Conversion/Continuation Notice to the Lender no later than 2:00 p.m. on the date that is at least three (3) Business Days prior to the proposed Conversion/Continuation Date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Adjusted LIBO Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date.
Section 2.7Default Rate of Interest.

(a)Upon the occurrence and during the continuance of an Event of Default (other than a Specified Acceleration Event of Default), the Borrower shall, at the request of the Lender, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by Applicable Laws. Upon the occurrence and during the continuance of a Specified Acceleration Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by Applicable Laws.
(b)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)In the case of any Adjusted LIBO Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate is effective, each such Adjusted LIBO Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or otherwise prejudice or limit any rights or remedies of the Lender.
Section 2.8Fees.

(a)Upfront Fee. The Borrower shall pay to the Lender an upfront fee (the “Upfront Fee”) in an amount equal to seventy-five basis points (0.75%) of the sum of the aggregate principal amount of the Revolving Commitment on the Closing Date. The Upfront Fee will be due and payable by the Borrower on the Closing Date.
(b)Commitment Fee. The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”) equal to the Applicable Margin of the actual daily amount by which the Revolving

Commitment exceeds the Total Revolving Outstandings. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not met, shall be calculated quarterly in arrears and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.
Section 2.9Prepayments/Commitment Reductions.

(a)Voluntary Prepayments.
(i)At any time and from time to time, (A) the Borrower may prepay Base Rate Loans in whole or in part, in an aggregate minimum principal amount of Five-Hundred Thousand Dollars ($500,000) and integral multiples of One-Hundred Thousand Dollars ($100,000) in excess thereof (or, alternatively, the whole amount of Base Rate Loans then outstanding), and (B) the Borrower may prepay Adjusted LIBO Rate Loans in whole or in part (together with any amounts due pursuant to Section 3.1(c)) in an aggregate minimum principal amount of Five-Hundred Thousand Dollars ($500,000) and integral multiples of One-Hundred Thousand Dollars ($100,000) in excess thereof (or, alternatively, the whole amount of Adjusted LIBO Rate Loans then outstanding).
(ii)All such prepayments shall be made (A) upon written or telephonic notice on the date that is one day prior to the date of prepayment in the case of Base Rate Loans and (B) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Adjusted LIBO Rate Loans, in each case given to the Lender by 12:00 p.m. on the date required and, if given by telephone, promptly confirmed in writing to the Lender. Upon the giving of any such notice, the principal amount of the Revolving Loans specified in such notice shall become due and payable on the prepayment date specified therein.
(b)Voluntary Commitment Reductions. The Borrower may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Lender, at any time and from time to time terminate in whole or permanently reduce in part the Revolving Commitment; provided that (A) any such partial reduction of the Revolving Commitment shall be in an aggregate minimum amount of Five Million Dollars ($5,000,000) and in integral multiples of One Million Dollars ($1,000,000) in excess thereof and (B) the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Total Revolving Outstandings exceeds the Revolving Commitment. The Borrower’s notice to the Lender shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitment shall be effective on the date specified in the Borrower’s notice.
(c)Mandatory Prepayments. If at any time the Total Revolving Outstandings shall exceed the Revolving Commitment, the Borrower shall immediately prepay the Revolving Loans in an amount equal to such excess.
Section 2.10Application of Prepayments. Within each Revolving Loan, prepayments will be applied first to Base Rate Loans, then to Adjusted LIBO Rate Loans in direct order of Interest Period maturities. In addition:

(a)Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrower.
(b)Mandatory Prepayments. Mandatory prepayments will be applied to the Revolving Loans without a permanent reduction of the Revolving Commitments.
Section 2.11General Provisions Regarding Payments.

(a)All payments by the Borrower hereunder shall be paid in Dollars in immediately available funds, without setoff or counterclaim or any deduction or withholding whatsoever, including for any and all present and future taxes. If the Borrower makes a payment under this Agreement to which withholding tax applies or if any taxes (other than taxes on net income imposed by any Governmental Authority and measured by the taxable income the Lender would have received if all payments under or in respect of this Agreement were exempt from taxes levied by such Governmental Authority) are at any time imposed on any payments under or in respect of this Agreement including, but not limited to, payments made pursuant to this paragraph, the Borrower shall pay all such taxes to the relevant authority in accordance with Applicable Law such that the Lender receives the sum it would have received had no such deduction or withholding been made (or, if the Borrower cannot legally comply with the foregoing, the Borrower shall pay to Lender such additional amounts as will result in the Lender receiving the sum it would have received had no such deduction or withholding been made). Further, the Borrower shall also pay to the Lender, promptly upon demand, all additional amounts that the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. The Borrower shall promptly provide the Lender with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.
(b)The Lender may (but shall not be required to), and the Borrower hereby authorizes the Lender to, debit a deposit account of the Borrower held with the Lender or any of its Affiliates and designated for such purpose by the Borrower in order to cause timely payment to be made to the Lender of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).
(c)Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest or fees hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.
(d)The Lender may, but shall not be obligated to, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 3:00 p.m. to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Lender until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. The Lender shall give prompt telephonic notice to the Borrower (confirmed in writing) if any payment is non-conforming. Any nonconforming payment may constitute or become a Default in accordance with the terms of Section 9.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from, and including, the date such amount was due and payable to, and including, the date such amount is paid in full.

Section 3.YIELD PROTECTION

Section 3.1Making or Maintaining LIBOR Loans.

(a)Inability to Determine Applicable Interest Rate. In the event that the Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that (i) by reason of circumstances affecting the London or other applicable interbank market adequate and fair means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Index Rate, as applicable, or (ii) the Adjusted LIBO Rate or the LIBO Index Rate, as applicable, for any proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lender of funding or maintaining such LIBOR Loan, the Lender shall give notice (by facsimile or by telephone confirmed in writing) to the Borrower of such determination, whereupon (x) no Revolving Loans may be made as, or converted to, LIBOR Loans until such time as the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, and (y) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower and such Revolving Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans without reference to the LIBO Index Rate component of the Base Rate.
(b)Illegality or Impracticability of LIBOR Loans. In the event that the Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by the Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of the Lender in that market, then, and in any such event, the Lender shall give notice (by facsimile or by telephone confirmed in writing) to the Borrower of such determination. Thereafter (1) the obligation of the Lender to make Revolving Loans as, or to convert Revolving Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Lender, (2) to the extent such determination by the Lender relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lender shall make such Revolving Loan as (or continue such Revolving Loan as or convert such Revolving Loan to, as the case may be) a Base Rate Loan (without reference to the LIBO Index Rate component of the Base Rate), (3) the Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by Applicable Law, and (4) the Affected Loans shall automatically convert into Base Rate Loans without reference to the LIBO Index Rate component of the Base Rate on the date of such termination.
(c)Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate the Lender, promptly upon written request by the Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by the Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBO Rate Loans and any loss, expense or liability sustained by the Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which the Lender sustains: (i) if for any reason (other than a default by the Lender) a borrowing of any Adjusted LIBO Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted LIBO Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, an Adjusted LIBO Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Revolving Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of an Adjusted LIBO Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower. A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay the Lender the amount shown as due on any such certificate promptly and, in any event, within ten (10) Business Days after receipt thereof. The Borrower shall not be required to compensate a Lender pursuant to this Section 3.1(c) for any such amounts incurred more than six (6) months prior to the date that such Lender delivers to the Borrower the certificate referenced above.
(d)Booking of LIBOR Loans. The Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of the Lender.
(e)Assumptions Concerning Funding of Adjusted LIBO Rate Loans. Calculation of all amounts payable to the Lender under this Section 3.1 and under Section 3.2 shall be made as though the Lender had actually funded each of the relevant Adjusted LIBO Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBO Rate in an amount equal to the amount of such Adjusted LIBO Rate Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of the Lender to a domestic office of the Lender in the United States; provided, however, that the Lender may fund each of its Adjusted LIBO Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.1 and under Section 3.2.
(f)LIBOR Phase Out Disclosure. The United Kingdom’s Financial Conduct Authority (“FCA”) has announced it will phase out its support of LIBOR. LIBOR may be sustained until the end of 2021. The Borrower acknowledges that if, during the term of this Agreement, the Lender determines (which determination shall be conclusive and binding absent manifest error) that LIBOR is unavailable, cannot be determined, does not adequately reflect the cost to the Lender of making, funding, or maintaining the Revolving Loans, has become impracticable or unreliable for use, is no longer representative of the underlying market or economic reality, or cannot be lawfully used, the Borrower’s variable interest rate will be determined based on an alternate interest rate index subject to adjustment in accordance with the terms of this Agreement. The effect of the FCA’s decision to no longer support LIBOR cannot be predicted, or, if changes are ultimately made to LIBOR, the effect of those changes cannot be predicted. In addition, the Borrower acknowledges the impact of any interest rate index change related to the Revolving Loans due to the FCA’s decision to phase out its support of LIBOR, should this occur, cannot be predicted and may or may not be advantageous to the Borrower.
Section 3.2Increased Costs.

(a)Increased Costs Generally. The Borrower will pay the Lender, promptly on demand, for the Lender’s costs or losses arising from any Change in Law which are allocated to this Agreement, any Credit Document or any credit outstanding under or arising in connection with this Agreement and/or any other Credit Document. The allocation will be made as determined by the Lender, using any reasonable method. The costs include, without limitation, the following:

(i)any reserve or deposit requirements; and
(ii)any capital or liquidity ratios or requirements relating to the Lender’s assets and commitments for credit.
(a)Reserves on LIBOR Loans. The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Revolving Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive and binding), which shall be due and payable on each date on which interest is payable on such Revolving Loan.
(b)Delay. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 3.2 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 1.2GUARANTY

Section 4.1The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Lender and the other holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein, in any other Credit Document, any other document relating to the Obligations, the obligations of each Guarantor under the Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws.
Section 4.2Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or any other document relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Obligations have been indefeasibly paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Applicable Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)any of the acts mentioned in any of the provisions of any Credit Document or any other document relating to the Obligations, shall be done or omitted;
(c)the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented and/or amended in any respect, or any right under any Credit Document or any other document relating to the Obligations, shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired and/or exchanged in whole or in part or otherwise dealt with;
(d)any Lien granted to, or in favor of, the Lender as security for any of the Obligations shall fail to attach or be perfected; or
(e)any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other document relating to the Obligations against any other Person under any other guarantee of, or security for, any of the Obligations.
Section 4.3Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lender promptly on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Laws.

Section 4.4Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.
Section 4.5Remedies.

The Guarantors agree that, to the fullest extent permitted by Applicable Law, as between the Guarantors, on the one hand, and the Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lender may exercise its remedies thereunder in accordance with the terms thereof.
Section 4.6Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been indefeasibly paid in full and the Commitments have expired or been terminated.
Section 4.7Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
Section 4.8Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under the Guaranty and the Collateral Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 4, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.8 shall remain in full force and effect until the Obligations have been indefeasibly paid in full and the Commitments have expired or terminated. Each Qualified ECP Guarantor intends that this Section 4.8 constitute, and this Section 4.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 5.CONDITIONS PRECEDENT

Section 5.1Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions in each case in a manner satisfactory to the Lender:

(a)Executed Credit Documents. Receipt by the Lender of executed counterparts of this Agreement and the other Credit Documents duly executed by the parties thereto.
(b)Officer’s Certificate. Receipt by the Lender of an officer’s certificate dated the Closing Date, certifying as to the Organizational Documents of each Credit Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Credit Party authorizing the transactions contemplated by the Credit Documents and any related Swap Agreement, the good standing, existence or its equivalent of each Credit Party and of the incumbency (including specimen signatures) of the officers of each Credit Party authorized to execute the Credit Documents.
(c)Closing Certificate. Receipt by the Lender of an officer’s certificate dated the Closing Date, certifying that: (i) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and the other Credit Parties, if any, in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect, and all waiting periods with respect thereto shall have expired and attaching copies of any such consents, approvals, authorizations, registrations, or filings; (ii) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Credit Documents and the transactions contemplated herein and therein is ongoing; and (iii) the Borrower, individually, and the Borrower and its Subsidiaries, taken as a whole, are Solvent after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto.
(d)Existing Indebtedness of the Credit Parties. All of the existing Indebtedness of the Credit Parties and Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 8.1) shall be repaid in full and all security interests related thereto shall be terminated.
(e)Perfection of Security Interests.
(i)UCC Financing Statements. Such UCC financing statements necessary or appropriate to perfect the security interests in the personal property collateral, as determined by the Lender.
(ii)Intellectual Property Filings. Such patent, trademark and copyright notices, filings and recordations necessary or appropriate to perfect the security interests in intellectual property and intellectual property rights, as determined by the Lender.
(iii)Evidence of Insurance. Certificates of insurance for casualty, liability and any other insurance required by the Credit Documents. For purposes of clarity, (x) certificates of insurance identifying the Lender as lender’s loss payee with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate, and (y) endorsements and/or insurance binders shall be delivered within fifteen (15) Business Days after the Closing Date (or such later date as the Lender may agree in its sole discretion).

(f)Financial Statements. Receipt by the Lender of copies of: (i) the internally-prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for the fiscal quarter ended December 31, 2020, (ii) the audited consolidated financial statements for the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2020, (iii) three-year projections for the Borrower and its Subsidiaries and (iv) such other financial information as the Lender may reasonably request.
(g)Opinions of Counsel. Receipt by the Lender of customary opinions of counsel for each of the Credit Parties, including, among other things, opinions regarding the due authorization, execution and delivery of the Credit Documents and the enforceability thereof.
(h)[Reserved].
(i)Other Deliverables. Receipt by the Lender of all lien searches, “know your customer” information, and other certifications and/or documentation required by the Lender.
(j)Fees and Expenses. All fees and expenses required to be paid to the Lender on or before the Closing Date have been paid, including the reasonable out-of-pocket fees and expenses of counsel for the Lender.
(k)Funding Notice; Funds Disbursement Instructions. Receipt by the Lender of:
(i)a duly executed Funding Notice with respect to the Credit Extension to occur on the Closing Date; and
(ii)duly executed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date.
Section 5.2Conditions to Each Credit Extension. The obligation of the Lender to make any Credit Extension on any Credit Date, including the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a)the Lender shall have received a Funding Notice or Conversion/Continuation Notice;
(b)the representations and warranties of the Credit Parties contained herein and in the other Credit Documents shall be true and correct in all material respects (or all respects if qualified by materiality) on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or all respects if qualified by materiality) on and as of such earlier date;
(c)no Default or Event of Default shall have occurred and be continuing as of such Credit Date or would result from the Credit Extension made on such Credit Date; and
(d)the Borrower shall have Liquidity in an aggregate amount equal to or greater than one and a half (1.5) times the aggregate outstanding principal amount of all Revolving Loans (calculated after giving effect to the requested Credit Extension) as of (i) the date of such Funding Notice, as certified by the Borrower in the applicable Funding Notice and demonstrated by reasonably detailed calculations attached to such Funding Notice (together with supporting documents or other information as may be reasonably requested by the Lender) and (ii) the Credit Date of the applicable Credit Extension, as certified by the Borrower in the applicable Funding Notice.

Section 6.REPRESENTATIONS AND WARRANTIES

The Borrower and each other Credit Party represents and warrants to the Lender as follows:
Section 6.1Organization; Requisite Power and Authority; Qualification. Each Credit Party and its Subsidiaries: (a) is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, (b) has all requisite power and authority to execute, deliver and perform its obligations under the Credit Documents to which it is a party and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect.

Section 6.2Equity Interests and Ownership. Schedule 6.2 correctly sets forth the ownership interest of each Credit Party in its respective Subsidiaries as of the Closing Date. The Equity Interests of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 6.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment, buy-sell, voting trust or other shareholder agreement or other agreement to which any Subsidiary is a party requiring the issuance by any Subsidiary of any Equity Interests.

Section 6.3Due Authorization. The execution, delivery and performance of each of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 6.4No Conflict. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not (a) violate in any material respect any Applicable Laws or any order, judgment or decree of any Governmental Authority or arbitrator binding on any Credit Party, (b) violate any of the Organizational Documents of any Credit Party or Subsidiary; (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligations of any Credit Party which would reasonably be expected to result in a Material Adverse Effect; or (d) result in or require the creation or imposition of any Lien upon any property of any Credit Party (other than any Liens created under any of the Credit Documents in favor of the Lender).

Section 6.5Governmental Consents. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not require any registration with, consent or approval of, licensing for, or notice to, or other action to, with or by, any Governmental Authority except for filings to perfect the Liens created by the Credit Documents and registrations, consent, licenses, approvals, notices and other actions which have been obtained or made.

Section 6.6Due Execution and Delivery; Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with its terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.

Section 6.7Financial Statements. The (a) audited consolidated balance sheet of the Borrower and its Subsidiaries for the most recent Fiscal Year ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, including the notes thereto, and (b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the most recent Fiscal Quarter ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject, in the case of the financial statements described in clause (ii) above, to the absence of footnotes and to normal year-end audit adjustments.

Section 6.8No Material Adverse Effect; No Default.

(a)No Material Adverse Effect. Since December 31, 2020, no event, circumstance or condition has occurred that has had or could reasonably be expected to have a Material Adverse Effect.
(b)No Default. No Default or Event of Default has occurred and is continuing.
Section 6.9Tax Matters. Each Credit Party and its Subsidiaries have filed all federal, state and other material tax returns, and have paid all federal, state and other material taxes levied or imposed upon them or their respective properties, income, businesses and franchises otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 6.10Properties.

(a)Title. The Credit Parties and Subsidiaries have good title to all of their respective properties reflected in the financial statements referred to in Section 6.7 and in the most recent financial statements delivered pursuant to Section 7.1, in each case except for assets disposed of since the date of such financial statements.
(b)Intellectual Property. Each Credit Party and Subsidiary owns or is validly licensed to use all intellectual property that is reasonably necessary for the conduct of its business and, to the knowledge of each Credit Party, is not infringing, misappropriating, diluting, or otherwise violating the intellectual property rights of any other Person except as could not reasonably be expected to have a Material Adverse Effect.
Section 6.11Environmental Matters. (a) No Credit Party or Subsidiary, nor any property or operations of any Credit Party or Subsidiary, and to their knowledge, no former property or operations of any Credit Party or Subsidiary, are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) no Credit Party or Subsidiary has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law; (c) there are and, to each Credit Party’s knowledge, have been, no Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Credit Party or Subsidiary that could reasonably be expected to have a Material Adverse Effect; (d) no Credit Party or Subsidiary has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any of its Facilities (solely during and with respect to such person’s ownership thereof), and no Credit Party’s or Subsidiary’s operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260270 or any equivalent state rule defining hazardous waste. Compliance with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have a Material Adverse Effect.

Section 6.12No Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties, threatened or contemplated, by or against any Credit Party or Subsidiary that (a) purport to affect or pertain to any of the Credit Documents or any transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.
Section 6.13Information Regarding Credit Parties and Subsidiaries. Set forth on Schedule 6.13 is the jurisdiction of organization, chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Credit Party as of the Closing Date. No Credit Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure.

Section 6.14Governmental Regulation.

(a)No Credit Party or Subsidiary is subject to regulation under the Investment Company Act of 1940. No Credit Party or Subsidiary is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
(b)No Credit Party or Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying and Margin Stock.
(c)No Credit Party or Subsidiary is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.).
(d)No Credit Party, Subsidiary, or any director or officer of any of the foregoing is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.
(e)The Credit Parties and Subsidiaries are in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.
(f)To the extent applicable, each Credit Party and Subsidiary is in compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).
(g)No Credit Party is an Affected Financial Institution.
Section 6.15Pension Plans. Except as could not reasonably be expected to have a Material Adverse Effect (a) each Credit Party and Subsidiary is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to its Pension Plan, (b) no ERISA Event has occurred, and (c) except to the extent required under Section 4980B of the Internal Revenue Code and Section 601 et seq. of ERISA or similar state laws and except as could not reasonably be expected to have a Material Adverse Effect, no Pension Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or Subsidiary.

Section 6.16Solvency. The Borrower individually is, and the Credit Parties and Subsidiaries on a consolidated basis are, Solvent.

Section 6.17Compliance with Laws. Each Credit Party and Subsidiary is in compliance with all Applicable Laws except for non-compliance that could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party and Subsidiary possesses all certificates, authorities, licenses or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them and the failure of which to have could reasonably be expected to have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit the failure of which to have or retain could reasonably be expected to have a Material Adverse Effect.

Section 6.18Disclosure.

No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lender by or on behalf of any Credit Party or Subsidiary for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information contained in such materials) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material manner. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made.
Section 6.19Insurance. The properties of the Credit Parties and Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or the applicable Subsidiary operates.

Section 6.20Collateral Documents. The Security Agreement is effective to create in favor of the Lender, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), and the Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the obligors thereunder in such Collateral, in each case prior and superior in right to any other Lien (other than Permitted Liens):

(a)with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Lender with duly executed stock powers with respect thereto;
(b)with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Lender over such interests in accordance with the provision of Section 8–106 of the UCC, or any successor provision; and
(c)with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor (to the extent such security interest can be perfected by filing under the UCC).
Section 6.21No Casualty. Neither the businesses nor the properties of any Credit Party or any of its Subsidiaries are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 7.AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations shall have been indefeasibly paid in full and the Commitments shall have expired or been terminated, such Credit Party shall and shall cause each of its Subsidiaries to:

Section 7.1Financial Statements and Other Reports. Deliver to the Lender:
(a)Quarterly Financial Statements. Upon the earlier of the date that (x) is forty-five (45) days after the end of each Fiscal Quarter (excluding the fourth Fiscal Quarter of each Fiscal Year) and (y) such information is filed with the SEC, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;
(b)Annual Financial Statements. Upon the earlier of the date that is (x) ninety (90) days after the end of each Fiscal Year and (y) such information is filed with the SEC, (i) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon from an independent certified public accounting firm of recognized national standing acceptable to the Lender which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(c)Compliance Certificates. Together with each delivery of the financial statements pursuant to clauses (a) and (b) of Section 7.1, a duly completed Compliance Certificate;

(d)Forecasts. Within ten (10) days following the date such forecasts are approved by the board of directors of the Borrower, which shall occur no later than March 31 of any Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Lender, of consolidated balance sheets and statements of income or operations and cash flows of the Credit Parties and Subsidiaries (but excluding all Regulated Subsidiaries) on a quarterly basis for the first Fiscal Year covered by such forecasts (including the Fiscal Year in which the Maturity Date occurs);
(e)Investment Reports. Within thirty (30) days following the end of each Fiscal Month at any time Revolving Loans are outstanding hereunder, reports prepared by management of the Borrower in form reasonably satisfactory to the Lender detailing the Investments of the Borrower and its Subsidiaries (other than Regulated Subsidiaries) (including a schedule setting forth the Investments that are included in the calculation of the covenant set forth in Section 8.6(a)), together with such supporting information (which may include securities accounts statements) as reasonably requested by the Lender.
(f)Statutory Accounting Principles Statement. Within forty five (45) days following the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, and within sixty (60) days following the end of each Fiscal Year, statutory accounting principles statements for each Regulated Subsidiary of the Borrower.
(g)Information Regarding Collateral. Each Credit Party will furnish to the Lender prior written notice of any change in such Credit Party’s legal name, state of incorporation or formation, form of organization, Federal Taxpayer Identification Number or the headquarters location of such Credit Party;
(h)Notice of Default and Material Adverse Effect. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge thereof: (i) any Default or any Event of Default, or that notice has been given to any Credit Party with respect thereto, (ii) the occurrence of any event, circumstances or condition that has had or could reasonably be expected to have Material Adverse Effect, (iii) the institution or any Credit Party’s receipt of any threat in writing of the institution of any action, suit, investigation or proceeding against or affecting any Credit Party or any Subsidiary (including any Regulated Subsidiary), including any such investigation or proceeding by any Insurance Regulatory Authority or other Governmental Authority (other than routine periodic inquiries, investigations or reviews), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (iv) the receipt by any Credit Party or any Subsidiary (including any Regulated Subsidiary) from any Insurance Regulatory Authority or other Governmental Authority of any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, imposition of any restraining order, escrow or impoundment of funds in connection with, or the taking of any other materially adverse action in respect of, any license, permit, accreditation or authorization of any Credit Party or any Subsidiary (including any Regulated Subsidiary) where such action could reasonably be expected to have a Material Adverse Effect, or (v) any ERISA Event;
(i)Securities and Exchange Commission Filings and Investigations.
(i)Promptly after the same are filed, copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file, or be required to file, with the SEC under Section 13 or 15(d) of the Exchange Act, provided that any documents required to be delivered pursuant to this clause (i) shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website, or (ii) on which such documents are posted on the Borrower’s behalf on another relevant website, if any to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender). Notwithstanding anything to the contrary, as to any information contained in materials furnished pursuant to this clause (i), the Borrower shall not be separately required to furnish such information under clauses (a) or (b) above, or pursuant to any other requirement of this Agreement or any other Credit Document; and
(ii)Promptly and, in any event, within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party, Regulated Subsidiary or any of their respective Subsidiaries, except to the extent such delivery is prohibited by any Applicable Law;
(a)Changes in Accounting or Financial Reporting Practices. Promptly and, in any event, within ten (10) Business Days after implementation thereof, notice of any material change in accounting policies or financial reporting practices of any Credit Party, any Regulated Subsidiary or any of their respective Subsidiaries;
(b)Insurance Filings. Within fifteen (15) Business Days after the required filing date, copies of any annual statement or quarterly statement required to be filed with any Insurance Regulatory Authority by any Credit Party or any of its Subsidiaries (including Regulated Subsidiaries), in each case, in the form filed with such Insurance Regulatory Authority in conformity with the requirements thereof; and
(c)Other Information. Promptly upon request therefor, such other information with respect to any of the Credit Parties and/or Subsidiaries as from time to time may be reasonably requested by the Lender (including, without limitation, any information and documentation requested by the Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation, and/or any other applicable anti-money laundering laws and regulations).
Each notice delivered pursuant to clause (h) of this Section 7.1 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and/or the other applicable Credit Party has taken and/or proposes to take with respect thereto.
Section 7.2Existence; Preservation. Preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, except to the extent permitted by Section 8.7 or not constituting an Asset Sale hereunder.

Section 7.3Payment of Taxes and Other Obligations. Pay (i) all federal, state and other material taxes imposed upon it or any of its properties and/or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties and/or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, (ii) in the case of a tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 7.4Maintenance of Properties. Maintain in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Credit Parties and Subsidiaries, except where failure to do so would not materially adversely affect the operations of the business of the Borrower and its Subsidiaries, taken as a whole.

Section 7.5Insurance. Maintain, with financially sound and reputable insurers not Affiliates of any Credit Party, insurance, customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. By the date set forth in Section 7.15(a), each such policy of insurance shall (i) name the Lender, as an additional insured thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Lender, that names the Lender, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to the Lender of any modification or cancellation of such policy.

Section 7.6Inspections and Lender Meetings.

(a)Permit representatives and independent contractors of the Lender to visit and inspect any of its properties or records, to conduct field audits and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours; provided that, unless an Event of Default has occurred and is continuing, the Lender shall only make one such visit and/or inspection per Fiscal Year. Notwithstanding anything to the contrary in this Section 7.6, neither the Borrower nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) in respect of which disclosure to the Lender (or its representatives) is prohibited by Applicable Law, fiduciary duty or any binding agreement or (y) that is subject to attorney client or similar privilege or constitutes attorney work product.
(b)Upon the Lender’s request, participate in a meeting with the Lender once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Lender) at such time as may be agreed to by the Borrower and the Lender.
Section 7.7Compliance with Laws and Material Contracts. Comply with (a) the Patriot Act and OFAC rules and regulations; (b) the rules and regulations required by any Insurance Regulatory Authority (including, for the avoidance of doubt, all applicable laws and regulations of any Insurance Regulatory Authority of Bermuda) in all material respects; (c) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) all other Applicable Laws, and (ii) all Material Contracts and material lease agreements entered into by any Credit Party or any Subsidiary of a Credit Party.

Section 1.8Use of Proceeds. Use the proceeds of the Credit Extensions (a) for working capital, capital expenditures and general corporate purposes, and/or (b) to pay transaction fees, costs and expenses related to the credit facilities established pursuant to this Agreement and the other Credit Documents, in each case not in contravention of Applicable Laws or of any Credit Document.

Section 7.9Pledge of Property.

(a)Equity Interests. Cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) sixty-five percent (65.0%) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956–2(c)(2)), and one hundred percent (100.0%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956–2(c)(2)), of each Foreign Subsidiary that is directly owned by any Credit Party or any Domestic Subsidiary to be subject at all times to a first priority lien (subject to any Permitted Lien) in favor of the Lender to secure the Obligations pursuant to the Collateral Documents, together with opinions of counsel and any filings and deliveries or other items reasonably requested by the Lender in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Lender; provided that notwithstanding anything to the contrary in the foregoing, no capital stock of any Regulated Subsidiary shall be required to be pledged as Collateral.
(b)Personal Property. Cause all of its owned and leased personal property (other than Excluded Property) to be subject at all times to first priority (subject to any Permitted Lien), perfected Liens in favor of the Lender to secure the Obligations pursuant to the Collateral Documents or such other security documents as the Lender shall request in connection with the foregoing, including organizational and authorizing documents of such Person, opinions of counsel to such Person, all in form, content and scope satisfactory to the Lender, and deliver such other documentation and take such other action as the Lender may reasonably request in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Lender; provided that notwithstanding anything to the contrary in the foregoing, no personal property of any Regulated Subsidiary shall be required to be pledged as Collateral.
(c)Control Agreements. Cause each deposit account, disbursement account, investment account, cash management account, lockbox account, securities account or other account (other than (w) accounts with Regions Bank, (x) accounts in which the amount on deposit or the fair market value of the assets contained therein, as of any date of determination, does not exceed One Hundred Thousand Dollars ($100,000) in any individual account, or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all such accounts, taken together, (y) accounts of any Regulated Subsidiary or (z) Borrower’s existing operating account with Capital One ending in digits X-5093) to be subject to a “with activation” account control agreement in form and substance reasonably satisfactory to the Lender; provided that notwithstanding anything to the contrary in the foregoing, no accounts of any Regulated Subsidiary shall be required to be subject to any account control agreement.
Section 7.10Books and Records; Collateral Access Agreements.

(a)Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.
(b)By the date set forth in Section 7.15(c), provide a Collateral Access Agreement with respect to the headquarters location of the Borrower and any Guarantor.
Section 7.11Additional Subsidiaries. Within thirty (30) days (or such later date as the Lender may agree in its sole discretion) after the acquisition or formation of any Domestic Subsidiary that is not a Regulated Subsidiary, cause such Domestic Subsidiary to (a) become a Guarantor by executing and delivering to the Lender a Guarantor Joinder Agreement and (b) deliver to the Lender documents of the types referred to in Section 5.1(b) and favorable opinions of counsel to such Person all in form, content and scope satisfactory to the Lender.

Section 7.12Depository Relationship. Cause the Credit Parties to maintain their primary depository and operating accounts, and all treasury management services with the Lender.

Section 7.13Environmental Matters.

(a)Environmental Disclosure. Deliver to the Lender with reasonable promptness, such documents and information as from time to time may be reasonably requested by the Lender.
(b)Hazardous Materials Activities, Etc. Promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) respond to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 7.14Maintenance of Reinsurance. Maintain a program of reinsurance with minimum reinsurance coverage amounts at least equal to the minimum coverage amounts required by the applicable Insurance Regulatory Authority of its state of domicile.

Section 7.15Post-Closing Obligations.

(a)Insurance. Within fifteen (15) Business Days of the Closing Date (or such later date as the Lender may agree in its sole discretion), deliver the certificates of insurance and the endorsements to the insurance policies required by Section 7.5.
(b)Collateral Access Agreements. Within thirty (30) days of the Closing Date (or such later date as the Lender may agree in its sole discretion), deliver the Collateral Access Agreements for headquarters locations required by Section 7.9(c).
Section 8.NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations shall have been indefeasibly paid in full and the Commitments shall have expired or been terminated, no Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 8.1Indebtedness. Create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than:

(a)Indebtedness owing to the Lender or its Affiliates (including, without limitation, Indebtedness hereunder);
(b)Indebtedness of any Credit Party owing to any other Credit Party;
(c)Guarantees with respect to Indebtedness permitted under this Section 8.1;

(d)Indebtedness existing as of the Closing Date and described in Schedule 8.1, together with any Permitted Refinancing thereof;
(e)Indebtedness with respect to (i) Capital Leases (provided that any such Indebtedness shall be secured only by the asset subject to such Capital Lease), and (ii) purchase money Indebtedness (provided that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness); provided, that, the aggregate principal amount of such Indebtedness incurred pursuant to this clause (e) shall not exceed Three Million Dollars ($3,000,000) at any time outstanding;
(f)Indebtedness in respect of any Swap Agreement that is entered into in the ordinary course of business to hedge or mitigate risks to which any Credit Party or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities (it being acknowledged by the Borrower that a Swap Agreement entered into for speculative purposes or of a speculative nature is not a Swap Agreement entered into in the ordinary course of business to hedge or mitigate risks);
(g)Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person or to finance insurance premiums, in each case incurred in the ordinary course of business or consistent with past practice;
(h)to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries (other than any Regulated Subsidiary); and
(i)performance guarantees primarily guaranteeing performance of contractual obligations to a third party and not for the purpose of guaranteeing payment of Indebtedness.
Section 8.2Liens. Create, incur, assume or permit to exist any Lien on any of its property and/or assets, except (collectively, “Permitted Liens”):

(a)Liens in favor of the Lender;
(b)Liens for taxes not yet due, or for taxes if obligations with respect to such taxes are being contested in good faith by appropriate proceedings diligently conducted;
(c)statutory Liens of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
(d)Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)Liens existing as of the Closing Date and described in Schedule 8.2;
(f)Liens securing purchase money Indebtedness or Capital Leases to the extent permitted pursuant to Section 8.1(e); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness or the assets subject to such Capital Lease, respectively;
(g)Liens consisting of judgment or judicial attachment liens relating to judgments which do not constitute an Event of Default hereunder;
(h)licenses (including licenses of intellectual property), sublicenses, leases or subleases granted to third parties in the ordinary course of business;
(i)Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits and Liens in favor of collecting banks under Section 4.210 of the UCC;
(j)Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto; and
(k)Liens not otherwise permitted hereunder securing Indebtedness or other obligations not in excess of Two Million Dollars ($2,000,000) in the aggregate at any one time outstanding.
Section 8.3Restricted Payments. Declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that: (a) each Credit Party and Subsidiary may make Restricted Payments to any other Credit Party; (b) the Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person; and (c) other Restricted Payments so long as (i) no Default or Event of Default exists or would result from such Restricted Payment and (ii) both before and after giving effect to such Restricted Payment on a Pro Forma Basis, the Credit Parties are in compliance with the financial covenants set forth in Section 8.6.

Section 8.Burdensome Agreements. Enter into, or permit to exist, any contractual obligation that encumbers or restricts the ability of any such Person to:
(a)pay dividends, or make any other distributions to any Credit Party on its Equity Interests, or with respect to any other interest or participation in, or measured by, its profits,
(b)pay any Indebtedness or other obligation owed to any Credit Party,
(c)make loans or advances to any Credit Party,
(d)sell, lease or transfer any of its property and/or assets to any Credit Party,
(e)pledge its property pursuant to the Credit Documents, or any renewals, refinancings, exchanges, refundings or extension thereof, or
(f)act as a Guarantor pursuant to the Credit Documents, or any renewals, refinancings, exchanges, refundings or extension thereof,

(g)except (in respect of any of the matters referred to in the forgoing clauses (a) through (f)) for:
(i)this Agreement and the other Credit Documents;
(ii)any Permitted Lien, or any document or instrument governing any Permitted Lien, provided, that, any such restriction contained therein relates only to the property and/or asset(s) subject to such Permitted Lien;
(iii)any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.1(e), solely to the extent any such negative pledge relates to the property financed by or subject to Permitted Liens securing such Indebtedness;
(iv)customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.7 pending the consummation of such sale;
(v)customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; or
(vi)restrictions that arise in connection with Indebtedness permitted to be incurred pursuant to Section 8.1(g).
Section 8.5Investments. Make or own any Investment in any Person, except:

(a)Investments in cash and Cash Equivalents;
(b)equity Investments made prior to the Closing Date in any Subsidiary;
(c)Investments by a Credit Party in any other Credit Party;
(d)guarantees, to the extent permitted under Section 8.1(c);
(e)Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;
(f)Investments existing on the Closing Date and described on Schedule 8.5;
(g)Investments constituting accounts receivable, trade debt and deposits for the purchase of goods, in each case made in the ordinary course of business;
(h)Investments made by any Credit Party or Subsidiary in its own portfolio in the ordinary course of business in accordance with its investment policy (as approved by its board of directors or equivalent governing body from time to time); provided, however, that that any such Investment shall not (x) constitute an Acquisition, or (y) be an Investment by a Credit Party in any Subsidiary that is not a Credit Party (with any Investment by a Credit Party in any Subsidiary that is not a Credit Party being governed by clause (l) below);

(i)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(j)Investments resulting from pledges or deposits described in Section 8.2(d);
(k)Investments consisting of cash earnest money deposits in connection with any other Investment permitted hereunder;
(l)Investments by the Credit Parties (including, without limitation, the provision of a letter of credit for the benefit of any Regulated Subsidiary) in Subsidiaries that are not Credit Parties, so long as:
(i)no Default or Event of Default exists or would result from such Investment; and
(ii)on a Pro Forma Basis after giving effect to any such Investment, the Credit Parties are in compliance with the financial covenants set forth in Section 8.6;
(a)Investments by Regulated Subsidiaries in any Credit Party or Subsidiary (other than a Regulated Subsidiary);
(b)Investments related to the Specified Disposition; and
(c)other Investments not listed above and not otherwise prohibited by this Agreement in an aggregate amount outstanding at any time (on a cost basis) not to exceed One Million Dollars ($1,000,000).
Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 8.3.
Section 8.6Financial Covenants.

(a)Liquidity. At any time, permit the Liquidity at any time Revolving Loans are, or are deemed to be for purposes of the calculation of this financial covenant on a Pro Forma Basis, outstanding hereunder to be less than one and a half (1.5) times the aggregate principal outstanding amount of all Revolving Loans.
(b)Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any Fiscal Quarter of the Borrower, commencing with the Fiscal Quarter ending June 30, 2021, to be greater than fifteen percent (15%).
(c)Consolidated Net Worth. Permit the Consolidated Net Worth, as of the end of any Fiscal Quarter of the Borrower, commencing with the Fiscal Quarter ending June 30, 2021, to be less than: (i) seventy five percent (75.0%) of the Consolidated Net Worth of the Borrower and its Subsidiaries (including Regulated Subsidiaries) as of the Closing Date; plus (ii) an amount equal to fifty percent (50.0%) of the sum of the positive Consolidated Net Income of the Borrower and its Subsidiaries (including Regulated Subsidiaries) earned with respect to each full Fiscal Quarter ending after the Closing Date; plus (iii) an amount equal to one hundred percent (100.0%) of any increase to shareholder’s equity of the Borrower or any Subsidiary resulting from any Equity Transaction of the Borrower and its Subsidiaries (including Regulated Subsidiaries) occurring on or after the Closing Date.
(d)Statutory Capitalization / Risk Based Capital Ratio. Fail to meet or exceed any minimum statutory capitalization and/or risk-based capital ratio requirements imposed by any Insurance Regulatory Authority and/or Applicable Laws on any Credit Party or Subsidiary as of the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2021, and, in any event, (a) CICA Life Insurance Company of America shall maintain an Authorized Control Level Risk-Based Capital Ratio (as used or defined by the applicable Insurance Regulatory Authority) of at least three-hundred and fifty percent (350.0%) of company action level (or similar term as used under Applicable Laws or by any applicable Insurance Regulatory Authority) and (b) CICA Life Ltd. shall maintain an Enhanced Capital Requirement Coverage Ratio (as used or defined by the applicable Insurance Regulatory Authority) of at least one-hundred and fifty-five percent (155.0%) of company action level (or similar term as used under Applicable Laws or by any applicable Insurance Regulatory Authority).
Section 8.7Fundamental Changes; Asset Sales. Enter into any merger or consolidation, or liquidate, wind-up or dissolve, or make any Asset Sale, except (a) any Subsidiary may be merged with or into any Credit Party or any other Subsidiary, provided, that, (i) if the Borrower is party thereto, the Borrower shall be the continuing or surviving Person, and (ii) if the Borrower is not a party thereto and a Guarantor is a party thereto, then such Guarantor shall be the continuing or surviving Person; (b) Asset Sales (excluding Asset Sales made in connection with the management of Investments in the ordinary course of business), the proceeds of which, when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, do not exceed an amount equal to ten percent (10%) of Consolidated Tangible Assets; provided, that, (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors or managers (or equivalent governing body) of the applicable Credit Party), (ii) no less than seventy-five percent (75.0%) of such proceeds shall be paid in cash, and (iii) such transaction does not involve a sale or other disposition of receivables, other than receivables owned by, or attributable to, other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.7; (c) Investments made in accordance with Section 8.5; (d) sales of any assets made by any Regulated Subsidiary in the ordinary course of business; and (e) the sale of the real and personal property owned by the Borrower located at 18617 E. State Highway 29, Buchanan Dam, Texas 78609, for an aggregate consideration not to exceed Four Million Dollars ($4,000,000) pursuant to the terms of that certain Farm and Ranch Contract dated as of February 12, 2021 between the Borrower and the Buyer, as amended by that certain Seller Financing Addendum to Contract Concerning the Property at 18617 E. State Highway 29, Buchanan Dam, Texas 78609 dated as of April 30, 2021, between the Borrower and the Buyer, and as may be further amended from time to time; provided that any amendment with respect to the total consideration paid or property being sold shall require the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed) (the “Specified Disposition”).

Section 8.8Transactions with Affiliates. Enter into, or permit to exist, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any officer, director or Affiliate of any Credit Party or Subsidiary on terms that are less favorable to such Credit Party or Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an officer, director or Affiliate of such Credit Party or Subsidiary; provided, that, the foregoing restriction shall not apply to (a) any transaction between or among Credit Parties, (b) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business, (c) any Restricted Payment to the extent permitted by Section 8.3, and (d) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, employee stock options and employee stock ownership plans.

Section 8.9Use of Proceeds. (a) No portion of the proceeds of any Credit Extension shall be used (i) to refinance any commercial paper issued by a Credit Party or (ii) in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time or any other regulation thereof or to violate the Securities Exchange Act of 1934 (the “Exchange Act”), and (b) the Borrower will not, directly or indirectly, use the proceeds of the Revolving Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Revolving Loans, whether as underwriter, advisor, investor, or otherwise).

Section 8.10Conduct of Business. Engage in any business other than the businesses engaged in by the Credit Parties and Subsidiaries on the Closing Date and businesses that are substantially similar, related or incidental thereto.

Section 8.11Fiscal Year. Change its Fiscal Year-end from December 31 without the prior written consent of the Lender.

Section 8.12Amendments to Organizational Documents/Material Agreements.

(a)Amend or permit any amendment to any of its Organizational Documents in a manner that is materially adverse to the Lender.
(b)Amend or permit any amendment to, or terminate or waive any provision of (i) any Material Contract entered into by any Credit Party or any Subsidiary of any Credit Party, unless such amendment, termination, or waiver would not have, and could not reasonably be expected to have, a materially adverse impact on the Lender or the Credit Parties.
8.13Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 8.7 and except for Liens securing the Obligations:

(a)sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by Applicable Laws; or
(b)permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by Applicable Laws.

Section 8.14Sales and Lease-Backs. Become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Credit Party or any Subsidiary:

(a)has sold or transferred, or is to sell or to transfer, to any other Person (other than the Borrower or any other Credit Party); or
(b)intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or any other Credit Party to any Person (other than the Borrower or any other Credit Party) in connection with such lease.
Section 8.15Modification or Prepayment of Other Funded Debt; Etc.

(a)After the issuance thereof, amend or modify (or permit the termination, amendment or modification of) the terms of any Funded Debt in a manner adverse in any material respect to the interests of the Lender (including specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto), except to the extent any such amendment or modification constitutes a Permitted Refinancing;
(b)make any payment in contravention of the terms of any Indebtedness that has been subordinated to the Obligations on terms reasonably acceptable to the Lender;
(c)with respect to any Funded Debt (other than Funded Debt constituting Obligations), pay, prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff); provided that the Borrower may pay scheduled amortization payments for any Funded Debt and scheduled payments of interest for any Funded Debt, each in accordance with their terms and subject to the governing documents with respect thereto, so long as:
(i)no Default or Event of Default exists or would result therefrom; and
(ii)before giving effect on a Pro Forma Basis, and after giving effect on a Pro Forma Basis, to any such redemption, purchase or voluntary prepayment, the Credit Parties are in compliance with the financial covenants set forth in Section 8.6; or
(d)except in connection with a Permitted Refinancing, make any voluntary prepayment, redemption, defeasance or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of, any Funded Debt (other than the Indebtedness under the Credit Documents and intercompany Indebtedness permitted hereunder owing to any Credit Party).
Section 8.16Accounting and Reporting Changes. (a) With respect to any Credit Party or Subsidiary (other than any Regulated Subsidiary), make any significant change in accounting treatment or reporting practices, except as required by GAAP or the SEC; or (b) with respect to any Regulated Subsidiary, make any significant change in accounting treatment or reporting practices, except as required by statutory accounting principles.

Section 9.EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS.

Section 9.1Events of Default. The occurrence of one or more of the following conditions or events shall constitute an “Event of Default”:

(a)Failure to Make Payments When Due.
(i)Failure by any Credit Party to pay any amount of principal due hereunder or under any Credit Document; or
(ii)Failure by any Credit Party to pay any amount of interest, any fee or other amount due hereunder or under any Credit Document, in each case within five (5) Business Days of when due; or
(b)Default in Other Agreements.
(i)Failure of any Credit Party or any Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of any Indebtedness (other than Indebtedness referred to in clause (a) above) in an aggregate principal amount of Two Million Dollars ($2,000,000) or more, in each case, beyond the grace or cure period, if any, provided therefor;
(ii)any breach or default by any Credit Party or any Subsidiary with respect to any other term of (A) any Indebtedness in the aggregate principal amounts referred to in clause (b)(i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case, beyond the grace or cure period, if any, provided therefor, or any other event occurs, in each case, if the effect of such breach or default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
(iii)there occurs under any Swap Agreement an Early Termination Date (or substantially similar term, as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Credit Party or any Subsidiary is the Defaulting Party (or substantially similar term, as defined in such Swap Agreement) or (B) any Termination Event (as defined in such Swap Agreement) under such Swap Agreement as to which any Credit Party or any Subsidiary is an Affected Party (or substantially similar term, as defined in such Swap Agreement);
provided that so long as the Lender has not exercised any remedies under Section 9.2, any Event of Default under this clause (b) shall be immediately cured and no longer continuing (without any action on the part of the Lender) as and when any such failure (x) is remedied by the Borrower or applicable Subsidiary or (y) is waived (including in the form of amendment) by the requisite holders of the applicable item of Indebtedness or Swap Agreement; or
(c)Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 7.1(a), Section 7.1(b), Section 7.1(c) (and, for purposes of Section 7.1(a), Section 7.1(b) and Section 7.1(c), such default or non-compliance remains uncured for a period of five (5) Business Days), Section 7.1(h), Section 7.2, Section 7.5, Section 7.6, Section 7.8, Section 7.9, Section 7.11, or Section 8; or

(d)Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
(e)Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term or condition contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 9.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of any Credit Party becoming aware of such default; or (ii) receipt by the Borrower of notice from the Lender of such default; or
(f)Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any Subsidiary in an involuntary case under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any Subsidiary under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any Subsidiary, or over all or a substantial part of its property and/or assets, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any Subsidiary for all or a substantial part of its property and/or assets; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property and/or assets of any Credit Party or any Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
(g)Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property and/or assets; or any Credit Party or any Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors or managers (or similar governing body) of any Credit Party or any Subsidiary or any committee thereof shall adopt any resolution approving, or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.1(f); or
(h)Judgments and Attachments. (i) Any one or more money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of Two Million Dollars ($2,000,000) shall be entered or filed against any Credit Party or any Subsidiary or any of their respective property and/or assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or (ii) any non-monetary judgment or order shall be rendered against any Credit Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

(i)Dissolution. Any order, judgment or decree shall be entered against any Credit Party or any of its Subsidiaries decreeing the dissolution or split up of such Credit Party or such Subsidiary, and such order shall remain undischarged or un-stayed for a period in excess of thirty (30) days; or
(j)Pension Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in liability of the Credit Parties and Subsidiaries, or any of their respective ERISA Affiliates in excess of Two Million Dollars ($2,000,000) during the term hereof and which is not paid by the applicable due date; or
(k)Change of Control. A Change of Control shall occur; or
(l)Invalidity of Credit Documents and Other Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Credit Document ceases to be in full force and effect, or the Lender shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents, or (ii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lender, under any Credit Document to which it is a party; or
(m)Reinsurer Concentration. The aggregate amount of risk retention for reinsurance provided for payment of claims on policies purchased by the Credit Parties and their Subsidiaries provided by any individual (or affiliated) Qualifying Reinsurer(s) or individual (or affiliated) Non-Qualifying Reinsurer(s) exceeds sixty percent (60.0%) of the aggregate of all such risk retention provided by all Qualifying Reinsurers and Non-Qualifying Reinsurers; provided that, (x) for purposes of determining whether an Event of Default exists under this clause (m), reinsurance provided by Non-Qualifying Reinsurers shall not be included in the calculation of the foregoing percentage of aggregate risk retention to the extent that the aggregate amount of reinsurance provided by Non-Qualifying Reinsurers exceeds sixty percent (60.0%) of the aggregate amount of all reinsurance maintained by, or for the benefit of, the Regulated Subsidiaries whose surpluses are available for payment of claims on policies issued by the Credit Parties and their Subsidiaries, and (y) no Event of Default shall arise under this clause (m) to the extent solely arising from the merger, after the Closing Date but prior to renewal of the applicable agreement(s), of any Qualifying Reinsurer or Non-Qualifying Reinsurer into any other Qualifying Reinsurer or Non-Qualifying Reinsurer, so long as no party to any such merger is an Affiliate of any Credit Party; or
(n)Government Action. Any Governmental Authority takes action that the Lender reasonably believes materially adversely affects the Credit Parties, taken as a whole, financial condition or ability to repay.
Section 9.2Remedies. Upon the occurrence of any Specified Acceleration Event of Default, automatically, and upon the occurrence and during the continuance of any other Event of Default, upon notice to the Borrower by the Lender, (a) the Revolving Commitment shall immediately terminate; (b) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties: (i) the unpaid principal amount of and accrued interest on the Revolving Loans, (ii) [reserved], and (iii) all other Obligations and (c) the Lender may enforce any and all Liens and security interests created pursuant to Collateral Documents. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Lender or waived in writing in accordance with the terms of Section 10.4.

Section 9.3Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Revolving Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in the order determined by the Lender in its sole discretion.
Notwithstanding anything to the contrary in the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Person or such Person’s property and/or assets.
Section 10.MISCELLANEOUS

Section 10.1Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or, pursuant to procedures approved by the Lender, electronic mail or other electronic means, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number, in each case specified in Schedule 10.1 for the applicable person. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
Section 10.2Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Credit Parties, on a joint and several basis, shall pay all reasonable out-of-pocket expenses incurred by the Lender (which, in the case of legal counsel, shall be limited to the reasonable fees, charges and disbursements of one primary counsel for the Lender, and of one special and local counsel to the Lender in each applicable jurisdiction retained by the Lender) in connection with (i) the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Credit Documents, or any amendments, restatements, amendments and restatements, supplements, modifications and/or waivers of the provisions hereof or thereof (whether or not consummated), (ii) the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, and (iii) the Revolving Loans made hereunder including its rights under this clause (a) and all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans.
(b)Indemnification by the Credit Parties. The Credit Parties, on a joint and several basis, shall indemnify the Lender and each Related Party of the Lender (each such Person an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (which, in the case of legal counsel, shall be limited to the reasonable fees, charges and disbursements of one primary counsel for the Indemnitees, taken as a whole, and of one special and local counsel to the Indemnitees, taken as a whole, in each applicable jurisdiction retained by the Lender), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including, without limitation, any Credit Party or Subsidiary) arising out of, in connection with, or as a result of, (i) the execution or delivery by any Credit Document of any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder, or the consummation of the transactions contemplated thereby, (ii) any Revolving Loan, or the use, or proposed use, of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or Subsidiary, or any Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or Subsidiary, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction, in a final and non-appealable judgment, to have directly and proximately resulted from the gross negligence or willful misconduct of such Indemnitee and its officers, directors and employees or from a material breach by such Indemnitee of its obligations under this Agreement.
(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the Credit Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Revolving Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with any Credit Document or the transactions contemplated hereby or thereby.
(d)Payments. All amounts due under this Section 10.2 shall be payable as promptly as practicable, and, in any event, within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices).
Section 10.3Set-Off. If an Event of Default shall have occurred and be continuing, the Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under any Credit Document to the Lender or its Affiliates, irrespective of whether or not the Lender or such Affiliate shall have made any demand under any Credit Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.4Amendments and Waivers. No amendment, restatement, amendment and restatement, supplement, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Lender.

Section 10.5Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) unless an Event of Default shall have occurred and is continuing at such time, assign or otherwise transfer, or, without limitation of Section 10.5(b), sell participations in, any of its rights or obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants of the Lender and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)The Borrower understands that the Lender may from time to time enter into a participation agreement or agreements with one or more participants pursuant to which each such participant shall be given a participation in the Revolving Loan and that any such participant may from time to time similarly grant to one or more subparticipants subparticipations in the Revolving Loans; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Credit Parties for the performance of such obligations, and (iii) the Borrower and the Lender shall continue to deal solely and directly with each other in connection with the Lender’s rights and obligations under this Agreement. Subject to the above, the Borrower agrees that any participant or subparticipant may exercise any and all rights of banker’s lien or set-off with respect to the Borrower, as fully as if such participant or subparticipant had made a loan directly to the Borrower in the amount of the participation or subparticipation given to such participant or subparticipant in the Revolving Loans. For the purposes of this Section 10.5(b) only, the Borrower shall be deemed to be directly obligated to each participant or subparticipant in the amount of its participation interest in the amount of the principal of, and interest on, the Revolving Loans. Nothing contained in this Section 10.5(b) shall affect the Lender’s right of set-off (under Section 10.3 or Applicable Law) with respect to the entire amount of the Revolving Loans, notwithstanding any such participation or subparticipation. The Lender may divulge to any participant or subparticipant all information, reports, financial statements, certificates and documents obtained by it from the Borrower or any other Person under any provision of the Agreement or otherwise.
Section 10.6Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by Applicable Law to the contrary, the agreements of each Credit Party set forth in Section 2.11, Section 3.1(c), Section 3.2, Section 10.2, Section 10.3, and Section 10.10 shall survive the payment of the Revolving Loans, and the termination hereof.

Section 10.7No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender in the exercise of any power, right or privilege under any Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or in any Swap Agreements or any Treasury Management Agreements with the Lender or an Affiliate of the Lender.

Section 10.8Marshalling; Payments Set Aside. The Lender shall not be under any obligation to marshal any assets in favor of any Credit Party, or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Lender, or the Lender enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
Section 10.9Severability. In case any provision in or obligation under any other Credit Document shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or obligations, shall not in any way be affected or impaired thereby.

Section 10.10Applicable Laws.

(a)Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(b)Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property and/or assets, to the non-exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of, or relating to, this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court, or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party, or any of its properties and/or assets, in the courts of any jurisdiction.
(c)Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section 10.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 10.11WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12Usury Savings Clause. Notwithstanding any provision to the contrary herein, the aggregate interest rate charged, or agreed to be paid, with respect to any of the Obligations, including, without limitation, all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws, shall not exceed the Highest Lawful Rate, and, in the event any such excess payment is made by the Borrower or received by the Lender, such excess shall be credited to the payment of principal. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.13Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.14No Advisory or Fiduciary Relationship. The relationship between the Lender, on one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. Neither Lender nor any of its Affiliates has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Lender and its Affiliates and the Credit Parties by virtue of, any Credit Document or any transaction contemplated therein.

Section 10.15Electronic Execution of Assignments and Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any amendment, restatement, amendment and restatement, supplement, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.16USA PATRIOT Act. The Lender hereby notifies each of the Credit Parties that, pursuant to the requirements of the Patriot Act, the Lender is required to obtain, verify and record information that identifies each of the Credit Parties, and other information that will allow the Lender to identify each of the Credit Parties in accordance with the Patriot Act.

Section 10.17Treatment of Certain Information; Confidentiality.

(a)The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:
(i)to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);
(ii)to the extent required or requested by any regulatory authority purporting to have jurisdiction over the Lender or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners);
(iii)to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process;
(iv)to any other party hereto;
(v)in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder;
(vi)subject to an agreement containing provisions substantially the same as those of this Section, to:
(A)any assignee of or participant in, or any prospective assignee of or participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in the Revolving Loans and Commitments hereunder, whether by exercise of an accordion, by way of amendment or otherwise), any of its rights or obligations under this Agreement; or
(B)any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or its obligations, this Agreement or payments hereunder;
(vii)on a confidential basis to:

(A)any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein; or
(B)the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided for herein;
(viii)with the consent of the Borrower;
(ix)to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section 10.17; or (y) becomes available to the Lender or any of its Affiliates on a non-confidential basis from a source other than the Borrower; or
(x)for purposes of establishing a “due diligence” defense.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)The Lender acknowledges that:
(i)the Information may include material non-public information concerning the Borrower or any Subsidiary, as the case may be;
(ii)it has developed compliance procedures regarding the use of material non-public information; and
(iii)it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.
[Signatures on Following Page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:        CITIZENS, INC.,
a Colorado corporation

By:
Name:
Title:

LENDER:         REGIONS BANK

By:
Name:
Title: